Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2017 Long-Term Incentive Plan of Hub Group, Inc. of our reports dated February 24, 2017 with respect to the consolidated financial statements and schedule of Hub Group, Inc. and the effectiveness of internal control over financial reporting of Hub Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 2, 2017